Exhibit 99.1

CytoSorbents Reports 24% Year-over-Year Increase in CytoSorb® Sales in First Quarter 2015

MONMOUTH JUNCTION, N.J., May 11, 2015 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy company commercializing its CytoSorb® cytokine adsorber to treat critically-ill and cardiac surgery patients in multiple countries worldwide, reported financial and operational results for the first quarter ended March 31, 2015.

Achieved Q1 2015 Product Sales of $704,000. Trailing 12-month CytoSorb® Sales Increased to $3.3 Million

Recent Financial Highlights:

•	CytoSorb® product sales were approximately $704,000 in Q1 2015, compared to $569,000 in the same period in 2014, representing a 24% year-over-year increase. Adjusting for the decline in the Euro relative to the dollar from Q1 2014, CytoSorb® sales would have been approximately $816,000 in the first quarter of 2015

•	Trailing 12-month CytoSorb® sales increased to $3.3 million, from $3.1 million reported for the 12 months ended December 31, 2014

•	Completed a registered common stock offering in January 2015, generating net proceeds of $9.4 million

•	Cash and short term investments totaled $13.4 million as of March 31, 2015

Recent Operational Highlights

•	Received FDA approval of an investigational device exemption (IDE) application to run the U.S. REFRESH study, a 20-patient feasibility study using CytoSorb®intra-operatively in a bypass circuit in a heart-lung machine during complex cardiac surgery; study on-track to commence by mid-year

•	Signed Aferetica SRL as CytoSorbents’ distribution partner in Italy. The founders of Aferetica were pioneers in the use of extracorporeal therapies to treat life-threatening illnesses such as sepsis and have strong key opinion leader networks in Italy and throughout Europe

•	Launched the new CytoSorb® Therapy website at www.cytosorb.com in both English and German where customers and investors can find a wealth of information on the therapy, including a new video on the International CytoSorb® Registry

•	Held research symposia and exhibited at multiple conferences including ISICEM 2015 (one of Europe’s leading critical care conferences), the 44th Annual Meeting of the German Society for Thoracic and Cardiovascular Surgery, and the Symposium of Intensive Medicine and Intensive Care

•	Hosted the First International CytoSorb® Users Meeting in Brussels, Belgium, bringing together users of CytoSorb® from many countries who shared their “real world” experiences with the therapy

•	Strengthened the clinical development team with the addition of Dr. Joerg Scheier, M.D. as European Medical Director. He is a specialist in intensive care medicine and anesthesiology, with more than 15 years of combined experience in treating critically-ill patients and in the design and execution of clinical trials in critical care and cardiac medical devices in Germany. His focus is to advance and help manage the more than 50 investigator initiated studies being planned, including those that are actively enrolling patients

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, stated “We believe our current results only hint at the tremendous opportunities for future growth that CytoSorb® has as a unique treatment for deadly inflammation in life-threatening illnesses such as sepsis, trauma, liver failure, and lung injury, as well as in complex cardiac surgery. CytoSorb® has already been used to help save the lives or improve the clinical outcomes of many of these patients, and its usage continues to spread. The strategic importance and broad applicability of CytoSorb® in medicine is becoming even more apparent by its potential to treat deadly side effects, like cytokine release syndrome, in major ground-breaking treatments such as activated T-cell immunotherapy for cancer and others. Deaths caused by major disease epidemics (e.g. Ebola, MERS, and influenza) and large scale tragedies (e.g. the Nepal earthquake) that result in serious inflammation and physical trauma, only further highlight the need for a therapy like CytoSorb®.”

Dr. Chan continued, “We continue to aggressively expand CytoSorb® commercialization outside the U.S, driven by a combination of direct, distributor and partner sales. We have bolstered our direct sales capabilities through the recent addition of two well-qualified sales representatives who will start at the beginning of Q3 2015, with more progress on the way. Meanwhile, we expect sales growth from our existing distributor network, as established partners gain more traction in the market, as new distributors sign on, as reimbursement is clarified in different countries, and as we await final product registrations and initial sales in a number of key markets across Europe, the Middle East and Asia. And we believe the enthusiasm by our market-leading strategic partners, Fresenius Medical Care, Biocon and one of the top global cardiac surgery companies, as well as potential new partners, will translate into increased sales in their respective markets over time. In the meantime, we continue to pursue US FDA regulatory approval, and expect to begin our REFRESH feasibility study in cardiac surgery by mid-year. In addition, we expect initial data from several investigator initiated clinical studies to also be announced this year. Overall, we believe that Cytosorbents’ future is extremely bright, with many opportunities to create substantial value. We look forward to sharing the details of our anticipated milestones and accomplishments as our business continues to evolve.”

Conference Call Details:

Date: Monday, May 11, 2015
Time: 4:15 PM Eastern
Participant Dial-In: 719-325-4865

A live webcast of the conference can be accessed through the following audio feed link: https://viavid.webcasts.com/starthere.jsp?ei=1063283. It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://www.cytosorbents.com/invest.htm

Financial Results for the Three Months Ended March 31, 2015

Product revenues and gross margins were approximately $704,000 and 59%, respectively, in the three months ended March 31, 2015, as compared to approximately $569,000 and 61%, respectively, in the three months ended March 31, 2014. This represented an increase in product sales of $135,000, or 24%, from the year ago period. Product sales and gross margins for the three months ended March 31, 2015, were impacted by a decline in the Euro compared to the U.S. dollar versus a year ago, resulting in an approximately $112,000, or 16%, adverse impact on sales. A previously noted restructuring of the company’s direct sales force resulted in a higher percentage of lower margin distributor sales, which also affected revenue growth and blended gross margins.

Grant income was approximately $19,000 for the three months ended March 31, 2015 as compared to approximately $491,000 for the three months ended March 31, 2014 as a result of the conclusion or near conclusion of several significant grants and contracts during 2014.

As a result of the decrease in grant income, for the three months ended March 31, 2015, the Company generated total revenue of approximately $723,000 as compared to total revenue of approximately $1,062,000, for the three months ended March 31, 2014, a decrease of approximately $339,000 or 32%.

Our loss from operations for the three months ended March 31, 2015 was approximately $2,712,000, as compared to a loss from operations of approximately $1,154,000 for the three months ended March 31, 2014.

On March 31, 2015, our cash and short-term investments were approximately $13,358,000, as compared to approximately $5,550,000 as of December 31, 2014. This increase in cash is a direct result of our Janaury 2015 registered offering of our Common Stock from which we received approximately $9,409,000 in net proceeds.

For additional information please see the Company’s 10-Q report for the period ended March 31, 2015 filed on May 11, 2015 on http://www.sec.gov.

About CytoSorbents Corporation

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to control severe inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union and marketed in 29 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com and http://www.cytosorb.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2015, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 329-8885 ext. *825

avogel@cytosorbents.com

Investor Contact:

Lee Roth

The Ruth Group

646-536-7012

lroth@theruthgroup.com

Public Relations Contact:

Melanie Sollid-Penton

The Ruth Group

646-536-7023

msollid@theruthgroup.com

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three months ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Revenues
Sales	$704	$569
Grant income	19	491
Other revenue	1	2
Total revenues	724	1,062

Cost of revenue	305	662

Gross profit	419	400

Other Expenses:
Research and development	951	237
Legal, financial and consulting	216	236
Selling, general and administrative	1,964	1,081
Total expenses	3,131	1,554

Loss from operations	(2,712)	(1,154)

Other income/(expense):
Interest income/(expense)	3	(137)
Change in warrant liability	(2,008)	316
Total other income/(expense), net	(2,005)	179

Net loss before benefit from income taxes	(4,717)	(975)
Benefit from income taxes	--	--
Net loss	(4,717)	(975)
Preferred stock dividend	--	(1,115)
Net loss available to common shareholders	$(4,717)	$(2,090)
Earnings per share:
Basic and diluted net loss per share	$(0.19)	$(0.20)
Basic and diluted weight average shares outstanding	24,678,415	10,619,195

Net loss	$(4,717)	$(975)
Other comprehensive loss:
Currency translation adjustment	344	1
Comprehensive loss	$(4,373)	$(974)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2015 (Unaudited)	December 31, 2014
ASSETS:
Cash and cash equivalents	$10,419	$3,605
Short-term investments	2,939	1,945
Grants and accounts receivable, net	673	819
Inventories	703	538
Prepaid expenses and other current assets	148	700
Total current assets	14,882	7,607

Property and equipment, net	330	246
Other assets	652	616
TOTAL ASSETS	$15,864	$8,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$475	$698
Accrued expenses and other current liabilities	734	825
Deferred revenue	--	1
Warrant liability	4,989	2,982
Total current liabilities	6,198	4,506

Total Stockholders’ Equity	9,666	3,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,864	$8,469